Exhibit 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                         OF HYATON COMPANY INCORPORATED

        Pursuant to the provisions of the Nevada Revised Statutes, Title 7, Chapter 78, the undersigned officers do hereby certify:

                                        I

        The name of this corporation is HYATON COMPANY INCORPORATED.

                                       II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Nevada other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the Nevada Corporations Law.

                                       III

        The corporation's registered office in the State of Nevada is located at
        502  East  John  Street,  Room  E,  Carson  City,  Nevada,  89706.   The
        corporation's resident agent is:

        CSC Services of Nevada, Inc.

                                       IV

        The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation, provided that the number of directors shall not be reduced to fewer than one (1).


                                        V

        This corporation is authorized to issue two classes of shares, which shall be known as Common Stock, $.001 par value, and Preferred Stock, $.001 par value.

                                       VI

        The total number of shares of Common Stock which this corporation is authorized to issue is one hundred million (100,000,000), and the total

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        number   of   shares of  Preferred   Stock  which  this  corporation  is
        authorized  to  issue is twenty-five million (25,000,000).

                                       VII

        Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                      VIII

        The personal liability of the directors and officers of this corporation to the corporation or its stockholders for damages shall be limited to the fullest extent permissible under Nevada law. If, after the effective date of this Article, Nevada law is amended in a manner which permits a corporation to limit the damages or other liability of its directors or officers to a greater extent than is permitted on such effective date, the references in this Article to "Nevada law" shall to that extent be deemed to refer to Nevada law as so amended.


        Executed at ____________, this 15th day of March,  1999.


                                  HYATON COMPANY INCORPORATED


                                  /s/  Robert Novitsky
                                  ____________________________________
                                  Robert Novitsky, President


                                  /s/   Michael McCabe
                                  ____________________________________
                                  Michael McCabe,  Assistant Secretary